Exhibit 99



For Release       Immediate


Contacts (News Media) Mark Lubbers, EVP, Corporate Affairs 317.817.4418 (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893





                        Wendt Staying as Conseco Chairman
                              Stepping Down as CEO


     Indianapolis, Ind.: Oct. 3, 2002 - Conseco, Inc. (OTCBB:CNCE) announced today that its Chairman & CEO, Gary Wendt, will step down as CEO. He will remain as Chairman of the Board of Directors.

     As previously announced, discussions between Conseco, Inc. and its constituents continue toward what Conseco hopes to be a consensual restructuring. The company's work in this regard will continue under the direction of President and Chief Operating Officer, Bill Shea, who chairs the management-level restructuring committee appointed by the board.

     Mr. Wendt termed the decision part of a natural evolution, saying, "Our day to day operations are in the hands of strong, capable leaders. Our management team, and in particular our business unit leaders, are doing an exemplary job. We have great confidence in them to keep the ship on course."

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